Exhibit 10.2

[Letterhead of CF Industries Holdings, Inc.]

December 22, 2015

Mr. Philipp P. Koch

Dear Phil:

As you know, CF Industries Holdings, Inc. (the “Company”) entered into a Combination Agreement with Darwin Holdings Limited, Beagle Merger Company LLC, OCI N.V. and certain other parties, on August 6, 2015, as subsequently amended and as may be further amended (the “Combination Agreement”).  In connection with the consummation of the transactions contemplated under the Combination Agreement (the “Closing”), it is anticipated that certain stock-based compensation held by you may become subject to an excise tax under Section 4985 (“Section 4985”) of the Internal Revenue Code of 1986, as amended (the “Code”), as a result of the Closing.  The Closing is expected to occur after your retirement date of March 4, 2016.

The Company has determined it is in the best interests of the Company that in the event any amounts payable to you with respect to your stock-based compensation (within the meaning of Section 4985 of the Code) become subject to an excise tax under Section 4985 of the Code, the Company will pay you an excise tax gross-up payment such that, after payment by you of all taxes, including any excise tax imposed upon the gross-up payment, you will receive the net after-tax benefit that you would have received had the excise tax not been imposed under Section 4985 of the Code.

Please review the terms of this letter and sign below, acknowledging your receipt of this letter and agreement to the terms herein.

Sincerely yours,

/s/ Wendy S. Jablow

Wendy S. Jablow
Senior Vice President, Human Resources

ACKNOWLEDGED AND AGREED:

Philipp P. Koch

/s/ Philipp P. Koch
Signature

December 22, 2015
Date